Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 15, 2021 (the “Effective Date”) is by and between GAMIDA CELL, INC., a Delaware Corporation (the “Company”), and JOSHUA PATTERSON (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company and its affiliated entities in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company, its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2. Term. Unless otherwise mutually agreed by the Parties in writing, the Employment shall commence on August 30, 2021 (the “Start Date”), and shall continue until terminated by either the Employee or the Company, pursuant to Section 7 hereof (the period of Employment pursuant to this Agreement, the “Term”).

3. Position. During the Term, the Employee shall serve as the Company’s General Counsel (the “Position”).

4. Duties and Reporting Relationship. During the Term, the Employee shall devote one hundred percent of the Employee’s regular business time and, on a full-time basis, use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company. The Employee shall report directly to the Chief Executive Officer of the Company (the “Supervisor”). The Employee agrees that to the best of the Employee’s ability, the Employee will make all efforts to loyally and conscientiously perform the duties and obligations required of and from the Employee pursuant to the terms of this Agreement. The Employee shall be responsible for all duties reasonably associated with the Position, as determined by the Supervisor, as may be updated from time to time. The Employee shall comply with all of the lawful policies and procedures of the Company.

5. Place of Performance. The Parties agree that the Employee shall work from the Employee’s home office in Wilton, Connecticut and travel to the Company’s Boston, Massachusetts office on an as-needed basis, as determined reasonably appropriate by the Company. The Employee acknowledges and agrees that, in connection with the Employment for the Company, on an as-needed basis, the Employee will be required to travel throughout North America as well as outside of the North America geographical area, including but not limited to the State of Israel.

6. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of Three Hundred and Eighty Thousand United States Dollars ($380,000), to be paid on a prorated basis in conformity with the Company’s payroll policies relating to its employees, in each case less applicable withholdings and deductions, not less frequently than twice each month. The Position qualifies as exempt from overtime payments for hours worked in excess of forty (40) per week, and the Employee will therefore not be entitled to any such overtime compensation. Employee’s Base Salary shall be reviewed annually as part of the Company’s normal salary review process by the Company and may be increased by the Company in its sole discretion. For the avoidance of doubt, any such increased annual base salary shall be considered Employee’s “Base Salary” for all purposes of this Agreement.

(b) Annual Target Bonus. In addition to the compensation set forth above in Section 6(a), following each calendar year, the Employee shall be eligible for an annual target bonus of up to Forty Percent (40%) of the Base Salary as in effect at the start of that calendar year, upon the attainment of goals and targets established in writing by the Company’s Board of Directors (the “Board”), with such annual target bonus (if earned and declared) to be paid to the Employee in the payroll cycle for March of the year that immediately follows such calendar year, less applicable withholdings and deductions (the “Annual Target Bonus”).

(c) One Time Sign-On Bonus. In addition to the Base Salary and the Annual Target Bonus, not later than sixty (60) days after the Start Date, the Employee will be given a one-time sign-on bonus in the amount of Fifty Thousand United States Dollars ($50,000), which will be paid in accordance with the Company’s regular payroll procedures, and subject to applicable withholdings and deductions (the “Sign-On Bonus”). It is understood that in the event that the Employment is terminated by the Company for Cause (as defined below) prior to the two (2)-year anniversary of the Start Date, or in the event that the Employee resigns prior to the six (6)-month anniversary of the Start Date, the Employee shall be obligated to repay the full amount of such Sign-On Bonus to the Company by no later than thirty (30) days following the Date of Termination (as defined below). In the event that the Employee resigns following the six (6)-month anniversary of the Start Date, but prior to the two (2)-year anniversary of the Start Date, the Employee shall be obligated to repay to the Company a proportional sum of the Sign-On Bonus, prorated in accordance with the period of time during which the Employee was employed by the Company, as a percentage of two (2) full years, and the Employee shall be required to repay such sum to the Company by no later than thirty (30) days following the Date of Termination.

(d) Benefits. During the Term hereof, the Employee shall be entitled to the following benefits:

(i)	Health Insurance. The Company shall make available to the Employee health insurance coverage for the Employee, in accordance with the policies obtained by the Company on behalf of similarly situated employees. Such health insurance shall include medical, dental and vision coverage.

(ii)	401(k). The Employee shall be eligible to participate in the Company’s 401(k) Plan, in accordance with the terms of such Plan.

(iii)	Disability Coverage; D & O Insurance. The Employee shall be eligible for both short-term and long-term disability coverage in accordance with the plans secured by the Company and made available to similarly situated employees. In addition, the Employee will be insured under the Company’s D & O liability coverage, pursuant to the terms of such coverage.

(iv)	Stock Options. The Company shall recommend to the Board of Directors of Gamida Cell Ltd., the Company’s parent entity (the “Board” and the “Parent”, respectively), that the Employee be granted 30,000 restricted Ordinary Shares (“RS”) and options to purchase 175,000 ordinary shares of the Parent (the “Options”), pursuant to the terms of the Parent’s Stock Incentive Plan and applicable grant agreements, as approved and adopted by the Board (all applicable agreements, collectively, the “Plans”), which Options and RS shall vest in accordance with the vesting schedule that applies to similarly situated employees. All matters related to such Options, including but not limited to the grant itself, vesting schedule, exercise price and the required execution of any governing agreement and/or other documentation, shall be subject to the sole discretion of the Board. It is understood that nothing herein is intended to constitute a grant of, or right to, any share capital of the Company, and it is hereby confirmed that the Employee shall be solely responsible for any tax liability incurred in connection with the Options, including but not limited to with respect to the grant, exercise, and/or sale of such Options.

(v)	Paid Time Off.

(1)	Vacation. The Employee shall be entitled to take twenty (20) work days of vacation per calendar year, with such days to be prorated for partial years of employment. It is agreed that the Employee shall coordinate the timing of taking such vacation days with the Supervisor. The Employee shall be entitled to carry over accrued but unused vacation days from one calendar year into the following calendar year, but at no time shall the Employee accrue more than twenty (20) work days of vacation.

(2)	Holidays. In addition to vacation days, the Employee shall be entitled to take off the paid holidays that are published at the start of each calendar year. The Company does not pay out worked holidays.

(3)	Sick Time. The Employee will accrue 1 hour of paid sick time for every 30 hours worked, up to a maximum of forty (40) hours paid sick time per calendar year. Accrued but unused paid sick time shall be carried over from one calendar year to the following calendar year, with a maximum of forty (40) hours to be used for purposes of sick time in any given calendar year.

(4)	Separation from the Company. Upon the Employee’s termination of employment by the Company or the Employee’s resignation, the Employee will be entitled to the payout of any accrued but unused vacation days, but will not be eligible for payout on account of unused sick time or worked holidays.

(vi)	Company Property. The Company shall provide the Employee with Company property, including but not limited to a laptop, which shall remain at all times the property of the Company, to be used by the Employee in accordance with Company guidelines. Upon the Employee’s termination of employment for any reason, the Employee will be obligated to immediately return the laptop to the Company.

(vii)	Business Expenses. The Employee will be eligible for reimbursement of preapproved reasonable business expenses, including cell phone expenses as per a mutually agreed upon cell phone plan, as well as other expenses incurred in accordance with the Company’s business expense reimbursement policies, as may be updated from time to time by the Company.

(e) Section 409A of the Internal Revenue Code of 1986, as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short-term deferral rule” set forth in Treasury Regulation §1.409A-1(b)(4), or (iii) are in compliance with Section 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(f) The Employee shall be responsible for the payment of applicable taxes and other compulsory payments imposed by law on the Employee, in respect of, or resulting from, the compensation and the benefits paid or granted to, or received by the Employee, or contributed by the Company, or to which the Employee is or may be entitled, pursuant to this Agreement or the Employee’s employment with the Company. The Company shall withhold or deduct from any payment or compensation to which the Employee is entitled, applicable amounts as required by law.

7. Termination. The Employee’s Employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) Death; Disability. The Employee’s Employment hereunder shall terminate upon the Employee’s death or “Disability” (as hereafter defined). Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary through the “Date of Termination” (as hereafter defined), as well as reimbursement for unpaid business expenses through such date. The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company or otherwise. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days, or for ninety (90) days in any six (6) month period. Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employee’s Employment hereunder for Cause at any time upon written notice to Employee.

(i)	For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s Employment hereunder upon the Employee’s:

(1)	commission of fraud, embezzlement, gross negligence, malfeasance, an act or acts constituting a felony under the laws of the United States or any state thereof, or a willful or grossly negligent act or omission which results in an assessment of a civil or criminal penalty against the Employee, or the Company or its affiliates;

(2)	willful or continued failure to substantially perform the Employee’s duties as directed by the Company; or

(3)	violation of the terms of this Agreement or of the Undertaking (as defined below) attached hereto as Schedule A in any material respect.

(ii)	(ii) A purported termination of Employee’s employment for Cause shall not be effective unless (A) the Company provides written notice to Employee of the facts alleged by the Company to constitute Cause and such notice is delivered to Employee no more than 90 days after the Company has actual knowledge of such facts and (B) Employee has been given an opportunity of no less than 10 days after receipt of such notice to cure the circumstances alleged to give rise to Cause, and the Company has cooperated in good faith with Employee’s efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable.

(iii)	In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary through the Date of Termination, as well as reimbursement for approved but unpaid business expenses through such date. The Employee shall not be entitled to any other amounts or benefits from the Company.

(c) Termination without Cause/Resignation. The Employee’s Employment hereunder may be terminated (i) following the three (3) month anniversary of the Start Date, by the Company at any time, or, (ii) following the three (3) month anniversary of the Start Date, by the Employee upon the Employee’s resignation. In the event of the termination of the Employee’s Employment by the Company for any reason (other than a termination for Cause), or the Employee’s resignation for any reason, it is agreed that one Party shall give the other Party one (1) month’s notice of such termination in accordance with Section 7(d) hereunder. In the event of the Company’s termination of Employee’s Employment for any reason (other than a termination for Cause) or Employee’s resignation for any reason: (i) the Employee shall receive the Base Salary through the Date of Termination, reimbursement for approved but unpaid business expenses through the Date of Termination, any fully earned and declared but unpaid Annual Target Bonus as of the Date of Termination, and (ii) the Company shall have the right to determine whether or not the Employee will actively work during the notice period.

(d) Notice of Termination. Any termination of the Employee’s Employment by the Company or by the Employee (other than termination upon the death of the Employee) shall be communicated by written Notice of Termination by such Party to the other in accordance with Section 9 of this Agreement. Such Notice of Termination shall specify the last day of the Employee’s Employment with the Company.

(e) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated pursuant to any of the other terms set forth herein, the date specified in the Notice of Termination.

(f) Transition. Regardless of the circumstances surrounding the Employee’s termination of Employment, the Employee hereby agrees that upon the Employee’s termination of Employment, the Employee will return to the Company all Company property and will make reasonable efforts to facilitate the orderly transition of the Employee’s duties and responsibilities. Any such transition assistance following Employee’s last day of employment with the Company, shall be at no out-of-pocket cost or expense to the Employee and shall be subject to Employee’s commitments to any new employer.

8. Employee Representations.

(a) The Employee hereby represents and warrants that the Employee’s performance of the terms of this Agreement will not breach any written or oral agreement entered into by the Employee with a former employer or with any other third party. The Employee further represents and warrants that the Employee will not engage in additional employment or recreational activities that would in any way pose a conflict of interest with the Employment.

(b) The Employee hereby confirms that the Employee is not owed any amounts or entitled to any benefits from the Company and/or its affiliates for any period of employment, consulting or services provided by the Employee prior to the Effective Date, whether to the Company or to any of its affiliated entities, and that the Employee has been paid in full any amounts which may be due to the Employee on the part of the Company and/or its affiliates on account of any such period of employment, consulting or services provided.

(c) The Employee hereby acknowledges that the Employee’s signing of the Confidentiality and Ownership of Inventions, Unfair Competition and Non-Solicitation Undertaking attached hereto as Schedule A (the “Undertaking”) constitutes a precondition of the Employment. The Employee further affirms that this Agreement and the Undertaking constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any understanding or agreement, whether oral or written between the Company and the Employee.

(d) The Employee understands that the Employment and obligations of the Company pursuant to this Agreement are conditioned upon the Employee’s presenting to the Company and maintaining, in each case as required by applicable law, authorization to work in the United States. It is understood that absent such work authorization, the terms of this Agreement shall be null and void, and the Company shall have no obligations hereunder. In the event that the Employee is actively employed by the Company at the time of a lapse in the Employee’s work authorization for any reason, the Employment shall immediately terminate and the Company shall have no obligations with respect to the Employee or pursuant to this Agreement.

(e) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants set forth in this Agreement and its attached Schedule A, and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by email or first-class mail, certified or registered, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of email, or immediately upon acknowledgement of receipt, as follows:

If to the Company:	GAMIDA CELL, INC.
Attention: Julian Adams, CEO
[***]
[***]

If to the Employee:	JOSHUA PATTERSON
[***]
[***]

or as otherwise indicated as per the Company’s personnel records for the Employee.

10. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

11. Arbitration. Except as set forth above in Section 10 above and as set forth in the Undertaking, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, Employees, representative or agents) arising out of or relating to this Agreement, the Employment of the Employee, the cessation of Employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration pursuant to the Federal Arbitration Act in a forum of the American Arbitration Association (“AAA”) located in the State of Connecticut and applying the substantive law of the State of Connecticut, unless otherwise mutually agreed upon by the Parties, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration, the Parties shall agree upon a single arbitrator, who shall: (i) agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information under the Undertaking must be held confidential by the Employee, (ii) have no authority to amend or modify any of the terms of this Agreement, and (iii) have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his or her decision. Any arbitration award shall be final and binding upon the Parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.

12. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles, unless otherwise mutually agreed upon by the Parties.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as set forth below.

GAMIDA CELL, INC.

Date:	July 16, 2021

By:	/s/ Julian Adams
Julian Adams, Chief Executive Officer

JOSHUA PATTERSON

/s/ Joshua F. Patterson

Date:	July 15, 2021